Exhibit 99.1
News Release
For Immediate Release
GenCorp Adds Two Board Members
SACRAMENTO, Calif. - September 22, 2005 — GenCorp Inc., (NYSE:GY) announced today that effective immediately R. Franklin Balotti and Timothy A. Wicks have joined its board as independent directors.
“I am delighted that both Frank and Tim are joining our board at this time. I expect they will provide significant contributions to the success of GenCorp going forward,” said Terry Hall, chairman, president and chief executive officer. “Frank is one of the best corporate attorneys in the country and one of the foremost experts on corporate governance. Tim brings both a broad business background and additional financial expertise to our board.”
Mr. Balotti is a member of Richards, Layton and Finger, P.A, the largest law firm in Delaware, where he is a director in the Corporate Department. Mr. Balotti has argued many of the leading cases defining the duties of directors under Delaware Law and has extensive experience advising corporations and their directors with respect to fiduciary duties, corporate control disputes, extraordinary transactions and related matters. He is the co-author of the Delaware Law of Corporations and Business Organizations and Meetings of Stockholders, and has also authored or co-authored numerous articles on corporate law.
Mr. Balotti has been an Adjunct Professor at Cornell University and the University of Miami, School of Law, and serves on the Advisory Council of the Cornell Law School and the Advisory Boards of the Institute of Delaware Corporate Law of the Widener University School of Law, and the Weinberg Center for Corporate Governance at the University of Delaware. He received his B.A. from Hamilton College and his LL. B., from Cornell Law School, Order of the Coif.
Mr. Wicks has an extensive business background in financial services, manufacturing and health care. He is currently senior vice president, Product Development and Management for UnitedHealthcare, the largest operating division of UnitedHealth Group (UNH). At UNH, Mr. Wicks is responsible for developing and managing products that produce more than $25 billion in annual revenue. Also at UNH, he is credited with the development of several systems and processes that resulted in significantly improved customer service, retention and product inventory management. Prior to joining UNH, Mr. Wicks held positions at Dell Computer, Bain & Co. and Northwest Airlines.

At Northwest he developed the system that enabled it to have the best on-time record in the 1990’s of all major airlines. At Bain & Co, Mr. Wicks provided management and financial consulting services to Fortune 500 companies, and at Dell he served as general manager of Small Business Services and director of Global Business Strategy. Mr. Wicks was also president and co-founder of Great Northern Capital, a Registered Investment Advisor focused on institutional clients. He received his B.A. from the University of Chicago and his M.B.A. from Harvard’s Graduate School of Business Administration.
Mr. Balotti has joined the board’s Corporate Governance & Nominating Committee; Mr. Wicks has joined the Audit Committee.
About GenCorp
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company’s real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com .
Contact information
Investors:
Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media:
Linda Cutler, vice president, corporate communications 916.351.8650